EXHIBIT 99.1

American River Bankshares Appoints Jeffery Owensby to its Board of Directors

SACRAMENTO, Calif., Dec. 22, 2016 (GLOBE NEWSWIRE) -- The Board of Directors of American River Bankshares (NASDAQ:AMRB) today announced that it has appointed Jeffery Owensby to the American River Bankshares Board and increased the size of the Board from eight to nine members. In addition, the Company has also appointed Mr. Owensby to the Board of American River Bank.

“Jeff is known for his extensive legal experience, analytical capabilities and diligence in guiding organizations through complex decision-making processes which will combine well with the skills of our other board members,” said David Taber, President and CEO of American River Bankshares.  “He is an esteemed leader in the legal field and his expertise will help guide our Company in building its reputation as the premier business bank in the communities we serve.”

Mr. Owensby is Equity Partner at Kennaday Leavitt Owensby PC, a healthcare and employment legal practice. Martindale Hubble awarded Mr. Owensby the rating of “AV Preeminent” – as a result of other lawyers’ ranking of his abilities, conduct and ethics, reliability, diligence, legal knowledge, analytical capabilities, judgment, communication ability and legal experience. His 34 years of industry experience include top professional roles in labor and employment law. He is regularly called upon as a subject matter expert and is an active contributor pro bono with many philanthropic and community entities.

Mr. Owensby has served on several Boards of Directors, such as the American Heart Association, Big Brothers/Big Sisters and Non-Profit Resource Center.  Mr. Owensby is an honors graduate of the University of San Francisco.  He earned his law degree from the University of California, Davis School of Law.

About American River Bankshares

American River Bankshares (NASDAQ:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2015, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Media Contact:
Erica Dias
VP, Marketing
American River Bank
(916) 231-6717
edias@americanriverbank.com